Exhibit (23)(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus Supplement of KeyCorp and to the incorporation by reference therein of our reports dated February 24, 2011, with respect to the consolidated financial statements of KeyCorp, and the effectiveness of internal control over financial reporting of KeyCorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 9, 2011